Exhibit 99.1

Contact:

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Appoints New Vice President of Human Resources and Makes other Organizational Changes

Profitable Growth, Simplification and Execution are Key Priorities for the Company

September 27, 2016, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets, today announced a series of management and organizational changes designed to simplify the Company’s reporting structure and aim focus at executing on strategic initiatives.

Kevin Gehrt joined the Company as Vice President, Human Resources. Mr. Gehrt joins Myers from Cardinal Health, Inc., where he was Vice President, Global Human Resources at Cordis, a medical device business. Mr. Gehrt brings with him an extensive background in talent development and management, sales productivity and continuous improvement, corporate governance, organization design, compensation, and employee benefits including health care and wellness.

President and Chief Executive Officer Dave Banyard said, “I am excited to welcome Kevin to Myers Industries. Kevin’s extensive experience will be a valuable contribution to the Company as we execute our strategic initiatives and implement new sales and manufacturing processes. His track record of attracting and retaining talented professionals while establishing high-quality training, development, and employee recognition programs will be considerable assets to the future of Myers and our businesses.”

A graduate of the University of Illinois and Rutgers University, Graduate School of Management and Labor Relations, Mr. Gehrt has held various domestic and international leadership roles during his 23-year tenure in the human resources field including Vice President, Global Human Resources, NCR Corporation; Strategic Human Resource Leader, Hewlett-Packard Company; and most recently Vice President, Global Human Resources at Cordis, a Cardinal Health company. Mr. Gehrt has a proven track record of improving business profitability and employee engagement and leading successful business change management.

Organizational Changes

The Company also announced that effective September 6, 2016, it consolidated its existing two business segments, Material Handling and Distribution, under single Group Presidents and leadership teams. These actions intend to simplify operations and put a greater focus on execution of strategic initiatives.

Mike Valentino has been appointed Group President, Material Handling, and will continue to report to President and CEO, Dave Banyard. In this role, Myers’ businesses Buckhorn, Inc., Akro-Mils, Jamco Products, Scepter, Myers do Brasil, Ameri-Kart, and the procurement department will report to Mr. Valentino. Mr. Valentino joined Myers Industries in January 2015. Prior to joining Myers, Mr. Valentino was sector President for Marmon Foodservice Technologies and President of Prince Castle and Silver King. Mr. Valentino has a proven track record of building top performing teams, improving commercial execution and optimizing manufacturing operations.

Alex Williamson has been appointed Group President, Distribution, and will continue to report to President and CEO, Dave Banyard. In this role, Myers’ businesses Myers Tire Supply, Myers Tire Supply International and Patch Rubber Products will continue to report to Mr. Williamson. Mr. Williamson joined Myers Industries in January 2014. Prior to joining Myers, Mr. Williamson was Co-President of Seaman Corporation and held senior leadership positions at Noveon Inc. (now Lubrizol). Mr. Williams has over 24 years of experience in sales leadership, pricing strategy and process improvement.

Mr. Banyard commented, “Over the past 90 days, I have reviewed the long-term strategic plans for each of the businesses across the Myers portfolio, and these organizational changes support our goal of simplifying and driving execution. Under this new structure, Mike and Alex will be able to use their strong experience and leadership skills to address common challenges across the product lines and operations within their segments in order to improve overall productivity and efficiency.”

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.